Exhibit 99.1

TAKUNG ART CO., LTD. APPOINTS TWO BOARD MEMBERS

Hong Kong, December 4, 2015 -- Takung Art Co., Ltd. (OTCQB:TKAT) (the “Company,” or “Takung”), an online platform for acquiring shared ownership in Asian fine art, jewelry and precious gems, today announced two appointments to its Board of Directors, effective December 1, 2015.

The first appointee, Mr. Kwok Keung William Tsui, 58, is a founder of several Chinese companies including Jewels4Teens (China) Ltd., Smith Naturals (China) Ltd., Adeble Enterprises Ltd., and Hua Xing Industrial Ltd., and has extensive executive experience in the China-related manufacturing, corporate finance and management spheres.

Takung’s second Board appointee is Mr. Joseph J. Levinson, 39, a CPA with 19 years experience in managing cross-border issues pertaining to U.S.-listed foreign companies. Mr. Levinson, who speaks and reads Chinese fluently, has also provided due diligence and forensic accounting services to many U.S.-based funds on their China-based investments, as well as extensive accounting and auditing consulting for numerous U.S.-listed Chinese companies including China Tire, one of the first Chinese companies to list on the NYSE.  He was previously a manager in the banking practice of the New York office of Deloitte and Touche.

ABOUT TAKUNG: www.takungart.com

Based in Hong Kong, Takung Art Co., Ltd. originated an online trading platform (eng.takungae.com) for acquiring shared ownership in Asian fine art, jewelry and precious gems. This proprietary platform provides a secure and easy way for collectors and investors – including those with modest financial resources -- to buy and sell units of these assets and participate in the booming Asian art market without fear of price manipulation and forgery. This, in turn, significantly expands the number of interactions between sellers and buyers of fine art far beyond those generated by art galleries and auction houses alone.

FORWARD-LOOKING STATEMENTS

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance.  All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment.  New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.

Leslie Chow

+852 31580977

leslie.chow@takungae.com

Asia IR•PR - Investor Relations

Jimmy Caplan

512-329-9505

jimmy@asia-irpr.com

Asia IR•PR - Media Relations

Rick Eisenberg

212-496-6828

rick@asia-irpr.com